Exhibit 5.1

May 9, 2013

Nxt-ID, Inc.

One Reservoir Corporate Centre

4 Research Drive, Suite 402

Shelton, CT 06484

Re: Shares to be registered on Form S-1

Gentlemen:

We have acted as counsel to you, Nxt-ID, Inc., a Delaware corporation, (the “Company”) in connection with the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) (File No. 333-186331) (the “Registration Statement”). The Registration Statement covers: (a) $1,000,000 of units (the “Units”), each Unit consisting of (A) one share of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) (each a “Share” or in the aggregate, the “Shares”) and (B) a warrant to purchase one share of Common Stock for $1.00 per share (each a “Warrant” or in the aggregate, the “Warrants”, (b) shares issued in respect of the exercise of a Warrant, (the “Warrant Shares”) and (c) 1,076,000 shares of Common Stock issued to certain selling shareholders (the “Selling Shareholders”) in connection with the Company’s private placement between August 2012 and January 2013.

In connection with this matter, we have examined the originals or copies certified or otherwise identified to our satisfaction of the following: (a) Certificate of Incorporation of the Company, as amended to date, (b) By-laws of the Company, as amended to date, and (c) the Registration Statement and all exhibits thereto.

In addition to the foregoing, we also have relied as to matters of fact upon the representations made by the Company and their representatives and upon representations made by the Selling Shareholders. In addition, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us certified or photostatic copies.

We are members of the Bar of the State of New York. We do not hold ourselves out as being conversant with, or expressing any opinion with respect to, the laws of any jurisdiction other than the Federal laws of the United States of America, the laws of the State of New York, and the Delaware General Corporation Law (the “DGCL”). Accordingly, the opinions expressed herein are expressly limited to the Federal laws of the United States of America, the laws of the State of New York, and the DGCL.

Robinson Brog Leinwand Greene Genovese & Gluck P.C.

Nxt-ID, Inc.

May 9, 2013

Based upon the foregoing and in reliance thereon, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that: (i) the Shares, when and to the extent issued and sold in exchange for payment in full to the Company of all consideration required therefor as applicable, and as described in the Registration Statement, will be validly issued, fully paid and non-assessable, (ii) assuming that there is a sufficient number of authorized and unissued shares of Common Stock at the time of a Warrant exercise, the Warrant Shares, when issued and delivered against payment therefor upon the exercise of the Warrants in accordance with the terms therein, will be duly authorized, validly issued, fully paid and nonassessable, (iii) when the Warrants have been duly executed and delivered to the purchasers thereof against payment of the purchase price therefor, the Warrants will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms (subject to the matters set forth in Schedule A hereto; (vi) the Units when and to the extent issued and sold in exchange for payment in full to the Company of all consideration required therefor as applicable, and as described in the Registration Statement, will be duly authorized and validly issued, and that (v) the shares of Common Stock being sold by the Selling Shareholders have been duly authorized, validly issued and, assuming the purchase price therefor has been received by the Company, are fully paid and non-assessable.

Our opinions set forth above are subject to (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws affecting the rights and remedies of creditors generally and (b) general principles of equity. Our opinions are also subject to the qualification that the enforceability of provisions for indemnification or contribution, broadly worded waivers, waivers of rights to damages or defenses, waivers of unknown or future claims, and waivers of statutory, regulatory or constitutional rights may be limited on public policy or statutory grounds.

This opinion letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

This opinion letter is furnished in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this letter may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name as it appears under the caption “Legal Representation” in the Prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Robinson Brog Leinwand Greene Genovese & Gluck P.C.
Robinson Brog Leinwand Greene Genovese & Gluck P.C.